Mail Stop 3561

      							July 20, 2005
Via U.S. Mail and Fax

Mr. Frederick K. Minturn
Executive Vice President and Chief Financial Officer
MSX International Inc
1950 Concept Drive,
Warren, Michigan


	Re:	MSX International Inc
      Form 10-K for Fiscal Year Ended January 2, 2005
		Filed April 1, 2005

		Form 10-Q for Fiscal Quarter Ended April 3, 2005 and
		File No. 333-49821


Dear Mr. Minturn:

We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.



							Sincerely,



							Larry Spirgel
							Assistant Director

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Mr. Frederick K. Minturn
MSX International Inc
June 15, 2005
Page 3



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE